Exhibit 10.55

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is entered into as of the last date of signature below (the “Effective Date”) by and between BRUKER DALTONICS INC., a Delaware corporation with its principal office at 40 Manning Road, Billerica, MA 01821 and its Affiliates (“Seller”), and SEQUENOM, INC., a Delaware corporation with its principal office at 3595 John Hopkins Court, San Diego, California 92121 and its Affiliates (“Buyer”).

WHEREAS, Seller is a manufacturer and provider of mass spectrometers and has previously been supplying Buyer with mass spectrometers under Seller’s product designation MT Analyzer and that Seller refers to as the MT9.

WHEREAS, Buyer is a provider and seller of proprietary nucleic acid analysis systems and applications utilizing mass spectrometers known as its MassARRAY® Systems;

WHEREAS, Seller desires to continue to supply Buyer with and Buyer desires to purchase from Seller, MT9 MT Analyzer mass spectrometers for incorporation into Buyer’s MassARRAY Compact System products for sale to Buyer’s customers as well as for Buyer’s internal uses.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Parties hereto hereby agree as follows:

1.	DEFINITIONS

The following terms shall have the meanings indicated for purposes of this Agreement:

1.1 “Affiliate” shall mean any corporation, company, partnership, joint venture, firm or other entity that controls, is controlled by or is under common control with a Party hereto. For purposes of this definition, “control” shall mean direct or indirect ownership of at least fifty percent (50%) of the voting stock or participating profit interest of an entity.

1.2 “MT” shall mean the MT9 MT Analyzer Sequenom and Bruker co-branded mass spectrometer as described in Exhibit B hereto, having the Specifications in Exhibit A hereto, and that has been supplied by Seller to Buyer prior to the Effective Date pursuant to the prior agreement of the Parties dated October 31, 2001.

1.3 “Confidential Information” shall mean all materials, know-how, trade secrets or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party’s technology, products or business, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing, information that is orally, electronically or visually disclosed by a Party, shall constitute Confidential Information of the disclosing Party if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written communication describing the information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made.

1.4 “Party” shall mean Buyer or Seller; “Parties” shall mean Buyer and Seller.

1.5 “Term” shall have the meaning provided in Section 9.

1.6 “Third Party” shall mean any entity other than Seller or Buyer or an Affiliate of Seller or Buyer.

1.7 “Old Agreement” shall mean the agreement between the Parties dated October 31, 2001.

Other capitalized terms throughout this Agreement shall have their respective meanings as defined elsewhere in this Agreement.

2.	SUPPLY, PURCHASE, AND PRICES

2.1 Purchase and Supply Agreement. Subject to the terms and conditions of this Agreement, Seller agrees to accept and to fully satisfy all purchase orders from Buyer for MTs and spare parts for MTs that are received by Seller during the Term and specify delivery during the Term, provided they are within the allowed variances from the Forecast. Buyer agrees to pay for, and Seller agrees to supply MTs and spare parts as set forth on purchase orders placed by Buyer in accordance with the provisions of this Agreement. Purchase orders for MTs or spare parts for MTs issued by Buyer prior to the Effective Date shall not be governed by this Agreement, but rather by the Old Agreement. Buyer is responsible for providing all service and related support for MT units. In the event Seller is requested to perform any such service or support on MT units, the Parties will confer and determine in good faith how to proceed.

2.2 Price. Seller shall supply and sell MTs to Buyer pursuant to purchase orders placed by Buyer under this Agreement for a fixed purchase price of $[***] per MT unit ordered by Buyer. This price is contingent upon Buyer purchasing a minimum of [***] MT units to be delivered during 2007. For 2008, provided Buyer orders [***] of the number of MT units ordered and delivered during 2007, the price per MT unit for 2008 shall [***] $[***] per unit. Installation and field service are not included in the purchase price.

2.3 Spare Parts Price. Seller shall supply and sell spare parts for MTs to Buyer pursuant to purchase orders placed by Buyer under this Agreement at the prices in effect and that Buyer has been paying Seller as of September 1, 2006, subject to a maximum price increase of [***]% for spare parts ordered during 2007, and subject to a subsequent maximum price increase of [***]% for spare parts ordered during 2008. Following the expiration or termination of this Agreement and for a period of five (5) years thereafter, Seller agrees to make available and sell to Buyer at commercially reasonable prices, spare parts for the MT. Buyer shall provide Seller with an annual non-binding forecast for spare parts. Within seven (7) days of the Effective Date, Seller shall provide Buyer with its spare parts price list as of September 1, 2006.

***CONFIDENTIAL TREATMENT REQUESTED

2.4 Other Spare Parts. Buyer has indicated to Seller that it may use spare parts not procured from Seller for repair and service of MT units for Buyer’s in house units as well as for customer units. Buyer understands that spare parts not procured from Seller are not covered by revision control and hence in general may not meet Seller’s specifications for such parts. Once such parts have been installed in MT units by Buyer, Buyer understands that if so required by law or regulation, Buyer shall remove the regulatory marks, in particular CE and ETL marks. Buyer also understands that CE compliance is mandatory in Europe. Buyer shall indemnify, defend and hold harmless Seller from any and all claims of any nature whatsoever arising out of or in connection with this Section 2.4, it being understood that the limitation of liability set forth in Section 6.5 shall not be applicable to any indemnification with respect to this Section 2.4

2.5 Forecasts. Buyer shall provide to Seller a forecast for monthly deliveries of MTs to Buyer over the ensuing twelve (12) months (a “Forecast”) beginning with the month February 2007. Thereafter during the Term, on or before the last day of each calendar month, Buyer shall deliver to Seller an updated Forecast for the subsequent twelve (12) months or until December 31, 2008 whichever is earlier. Except for the first three (3) months of each Forecast which shall represent a binding delivery commitment, the remainder of the Forecast shall be used by the Parties for planning purposes. Notwithstanding the foregoing, actual MT units ordered by Buyer for delivery during the fourth (4th) month of each Forecast shall not vary from the Forecast for that month by more than [***]% of the number of MT units Forecasted.

2.6 MT and Component Changes. Any change to the MT (configuration, software, firmware, hardware, or spare parts) that affect the form, fit, or function of the MT will be implemented only after mutual agreement between the Parties.

2.7 Exclusivity and Non-Competition. Buyer shall purchase linear MALDI-TOF mass spectrometers during the Term of this Agreement exclusively from Seller. During the Term of this Agreement Seller shall not promote, market, or sell, MTs (with or without Buyer’s logo) to any Third Party. For every sales opportunity that Seller has to sell a MALDI-based mass spectrometer dedicated for DNA and/or RNA analysis, Seller shall refer such potential customer to Buyer. In the event that Buyer had not previously contacted the potential customer, and Buyer within six (6) months of the referral ultimately sells the potential customer an MT unit as part of a MassARRAY System, then Buyer shall pay Seller a finder’s fee equal to [***]% of the sales price of the MT unit portion of the sale. Seller and Buyer each respectively acknowledge the other Party’s reservation of all of its patent and other intellectual property rights and its ability to enforce such rights, and nothing in this Section 2.7 or elsewhere in this Agreement is intended or should be construed as a limitation on, or a waiver of, any of Seller’s or Buyer’s patent or other intellectual property rights or its ability to enforce such rights.

3.	PAYMENTS.

3.1 Payment. All payments hereunder shall be made in United States dollars by wire transfer to such bank account as Seller may designate in writing from time to time. Buyer shall pay all invoices hereunder in United States Dollars not later than [***] ([***]) days from the date of shipment and invoice by Seller. A service charge of [***]% per month will be added to invoices [***] days past due.

***CONFIDENTIAL TREATMENT REQUESTED

3.2 Taxes. Buyer will pay any and all taxes (other than taxes based upon Seller’s income), duties, assessments and other charges and expenses imposed by any government authority in connection with the sale and delivery of the MTs and spare parts for MTs to Buyer.

4.	PURCHASE ORDERS.

4.1 Purchase Orders. Purchase orders submitted by Buyer to Seller shall set forth the specific quantity of MTs and spare parts, delivery date and shipping instructions. Within [***] of the Effective Date, Buyer shall submit a purchase order to Seller for [***] ([***]) MTs units at $[***] per MT unit, to be delivered during 2007 and subject to the Forecast provisions set forth above in Section 2.5. Purchase orders for MTs shall be submitted to Seller at least [***] prior to the required shipping date specified therein. Seller shall use its reasonable best efforts to satisfy spare parts orders by Buyer and meet the delivery dates for spare parts requested by Buyer. The Parties hereby agree that the terms and conditions set forth in this Agreement shall supersede any inconsistent term or condition in any purchase order, confirmation or other document furnished by Buyer or Seller.

5.	DELIVERY AND ACCEPTANCE.

5.1 Specifications. Each MT supplied hereunder will be final tested by Seller to the specifications contained in Exhibit A (the “Specifications”).

5.2 Delivery. All MTs and spare parts delivered pursuant to the terms of this Agreement will be suitably packaged and delivered in accordance with Buyer’s instructions. MTs shall be delivered by Seller on a monthly basis. All shipments will be FCA Bruker, Billerica, Massachusetts (Incoterms 2000). All freight, duties, taxes and shipping expense will be prepaid by Seller and invoiced to and paid by Buyer. Buyer is responsible for procuring and paying for shipping insurance.

5.3 Acceptance and Rejection. Prior to the Effective Date, the Parties have agreed upon on a product test protocol to be performed by Seller prior to product shipment and by Buyer upon product receipt (the “Product Test Protocol”). Only MT units which have passed this Product Test Protocol will be shipped to Buyer. Product deliveries are accepted by Buyer on shipment unless a product fails the Product Test Protocol performed by Buyer within [***] of Buyer’s receipt of product at its San Diego facility and the product is returned to Seller for repair, in which case such product will be deemed accepted upon shipment by Seller following repair, subject to the repaired product passing the Product Test Protocol performed by Buyer within [***] of Buyer’s receipt of the repaired product at its San Diego facility and without the need to be returned again to Seller. Seller shall repair or replace such returned product at Seller’s expense and shall pay all freight, duties, taxes, and shipping expense associated with such repair or replacement.

***CONFIDENTIAL TREATMENT REQUESTED

6.	REPRESENTATIONS AND WARRANTIES.

6.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (a) such Party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such Party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such Party, and (d) neither the execution of this Agreement nor the performance of such Party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such Party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound.

6.2 MT Warranty. Seller represents and warrants to Buyer that the MTs delivered to Buyer hereunder will, upon shipment from Seller’s facility in Billerica, Massachussetts, and for [***] ([***]) months after receipt at Buyer’s facility in San Diego, CA (“the Warranty Period”), be free from defects in material, manufacturing and workmanship. For laser assemblies that are repaired or replaced under warranty, such repaired or replacement laser assemblies shall demonstrate compliance with the Specifications in Exhibit A that pertain to laser assemblies. All repaired or replaced laser assemblies will be delivered with a test report. During the Warranty Period and thereafter, the Parties shall use best reasonable efforts to investigate and mitigate product defects and/or product performance issues. All defective MTs and parts covered under warranty shall be packed and returned to Seller for repair or replacement at Seller’s facility in Billerica, Massachusetts. Seller shall repair or replace all defective MTs and spare parts without cost to Buyer. In the event that Seller does not repair or replace defective MTs or spare parts within thirty (30) days of notice of such defects provided by Buyer, then the Warranty Period shall be extended by the time period of repair or replacement. Buyer shall pay shipment cost to Billerica, Massachusetts and Seller shall pay shipment cost from Billerica, MA to Buyer’s facility in San Diego, California. For any warranty covered repairs performed by Buyer, Seller shall supply replacement parts without cost to Buyer. THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE IS HEREBY EXCLUDED.

6.3 Seller’s Activities. Seller represents and warrants to Buyer that as of the Effective Date:

a) it is not aware of any pending or threatened claim or litigation which alleges that Seller’s activities relating to the MTs or those activities to be conducted under this Agreement violate or will violate the intellectual property rights of any Third Party; and

b) it is not aware of intellectual property of a Third Party that will be infringed or use of trade secrets or confidential information in violation of law, by Seller’s performance under this Agreement.

6.4 Buyer’s Activities. Buyer represents and warrants to Seller that as of the Effective Date:

a) it is not aware of any pending or threatened claim or litigation which alleges that Buyer’s activities relating to the MTs or those activities to be conducted under this Agreement violate or will violate the intellectual property rights of any Third Party; and

***CONFIDENTIAL TREATMENT REQUESTED

(b) it is not aware of intellectual property of a Third Party that will be infringed or use of trade secrets or confidential information in violation of law, by Buyer’s performance under this Agreement.

6.5 Limitation of Liability. NEITHER PARTY SHALL HAVE ANY LIABILITY UNDER THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, INDIRECT; CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY NATURE WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. In addition, neither Buyer or Seller shall have any liability of any nature whatsoever under this Agreement to the other party in excess of an amount equal to the amount paid by Seller to Buyer for the MT units which allegedly damaged Seller or Buyer as the case may be. This Section 6.5 shall not apply to limit any liabilities under claims for indemnity brought under Sections 2.4 or Section 8.

7.	CONFIDENTIALITY.

7.1 Exchange of Confidential Information. Each party shall share Confidential Information only to the extent necessary or useful for each Party to enjoy its rights and perform its obligations under this Agreement.

7.2 Confidentiality. Each Party agrees during the Term and thereafter for [***] ([***]) years that it will protect and hold the other Party’s Confidential Information in trust and confidence, that it will not use such Confidential Information in any manner or for any purpose other than for executing this Agreement, and will not disclose any such Confidential Information to any Third Party without first obtaining the other Party’s express written consent on a case-by-case basis.

7.3 Exceptions. Confidential Information of a disclosing Party shall not include information which the receiving Party can demonstrate by competent written proof: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available; (ii) is known by the receiving Party at the time of receiving such information, as evidenced by its written records; (iii) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (iv) is independently developed by the receiving Party without the use of or reference to the disclosing Party’s Confidential Information.

7.4 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in order to comply with applicable laws. Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section, it will, give reasonable advance notice to the other Party of such disclosure and cooperate with the other Party to secure confidential treatment of such information.

***CONFIDENTIAL TREATMENT REQUESTED

7.5 Return of Confidential Information. Upon request, expiration or termination of this Agreement, each Party shall return all Confidential Information received from the other Party within thirty (30) days and the returning Party shall cease use of such Confidential Information immediately after notice.

7.6 Public Announcements. Except as required by law or regulation, all publicity, press releases and other announcements relating to this Agreement shall be reviewed in advance by, and subject to the approval of, both Parties and such approval shall not be unreasonably withheld.

8.	INDEMNIFICATION.

8.1 Buyer Indemnification Obligations. Buyer will indemnify and hold harmless Seller, its officers, directors, employees and agents (the “Seller Indemnified Parties”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which a Seller Indemnified Party may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly out of gross negligence or willful acts or omissions by Buyer resulting in (a) a breach by Buyer of any warranty, representation, covenant or agreement made by Buyer in this Agreement, or (b) personal injury from the use, sale or other disposition of any product or service offered by Buyer and/or its licensees or collaborators, (c) a claim that Buyer’s MassARRAY System infringes any patent, trade secret or other intellectual property rights of any Third Party unless such claim is based on the MT portion of the MassARRAY System and except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Seller Indemnified Party or any of Seller’s Third Party subcontractors hereunder. In the event a Seller Indemnified Party seeks indemnification under this Article 8, Seller will notify Buyer in writing of a claim as soon as reasonably practicable after it receives notice of the claim, will permit Buyer to assume direction and control of the defense of the claim (including the right to settle the claim) and will cooperate as requested (at the expense of Buyer) in the defense of the claim.

8.2 Seller Indemnification Obligations. Seller will indemnify and hold harmless Buyer, its officers, directors, employees and agents (the “Buyer Indemnified Parties”) from and against any and all Losses to which a Buyer Indemnified Party may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly out of gross negligence or willful acts or omissions by Seller that result in (a) a breach by Seller of any warranty, representation, covenant or agreement made by Seller in this Agreement, (b) personal injury resulting from the development or manufacture of the MT, or (c) a claim that the MT infringes any patent, trade secret or other intellectual property rights of any Third Party, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Buyer Indemnified Party. In the event a Buyer Indemnified Party seeks indemnification under this Article 8, Buyer will notify Seller in writing of a claim as soon as reasonably practicable after it receives notice of the claim, will permit Seller to assume direction and control of the defense of the claim (including the right to settle the claim) and will cooperate as requested (at the expense of Seller) in the defense of the claim.

8.3 Exclusions. Notwithstanding the provisions of Section 8.2, Seller will have no obligation under Section 8.2 with respect to any infringement claim based upon Buyer’s specific MassARRAY System configuration and Buyer’s applications and methods for nucleic acid analysis.

8.4 Mitigation. If the MT or the manufacturing process used to produce MTs becomes, or in Seller’s opinion is likely to become, the subject of an infringement claim by a Third Party, Seller may, at its option and expense, (a) alter the MT or the manufacturing process so as to make the MT or such process non-infringing of any Third Party right provided that such alteration does not negatively affect the operational performance of the MT, or (b) obtain from the Third Party the right to continue using the infringing process, or ( c) take any other reasonable action.

9.	TERMINATION

9.1 Term. The term of this Agreement will commence on the Effective Date and will continue until December 31, 2008 (the “Term”) subject to the provision of spare parts set forth in Section 2.3.

9.2 Termination. A Party may terminate this Agreement by written notice if within sixty (60) days after providing an initial written notice of a breach of a material term of this Agreement by the other Party, the breaching Party has not (i) cured the breach, or (ii) initiated and continued good faith efforts to cure such breach to the reasonable satisfaction of the non-breaching Party.

9.3 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing under this Agreement prior to such expiration or termination. The provisions of Sections 2.3, 3.1, 3.2, and Articles 6, 7 and 8 will survive expiration or termination of this Agreement.

9.4 Minimum order. If the purchase order for the minimum order described in Section 4.1 ([***] units for 2007) is not placed with Seller within [***] of the Effective Date, then Seller has the right to terminate the Agreement altogether. In this case, no provision of the Agreement will survive termination.

10.	MISCELLANEOUS

10.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, and such causes substantially affect a Party’s ability to perform its obligations under the Agreement.

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10.2 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

10.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its choice of law provisions. Each Party agrees and consents to the jurisdiction and venue of the federal and state courts of the State of Delaware.

10.4 Waiver. Except as specifically provided for herein, the waiver from time to time by either Party of any right or failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such Party’s rights or remedies provided under this Agreement.

10.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.6 Independent Contractors. It is expressly agreed that Seller and Buyer shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency of any kind. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.7 Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified below or at such other address as such Party shall specify in writing. Such notice shall be deemed given upon personal delivery, one (1) day after the date such notice is provided by overnight delivery service, three (3) days after the date of mailing when sent by certified or registered mail, postage prepaid, or upon the date such notice is transmitted by facsimile. All notices shall be addressed as follows:

If to Seller:	BRUKER DALTONICS Inc.
40 Manning Road
Billerica, Massachusetts 01821
Attention: Executive VP, cc: VP of American Operations
Facsimile: (978) 667-5993

If to Buyer:	SEQUENOM, INC.
3595 John Hopkins Court
San Diego, CA 92121
Attention: VP Operations; cc: General Counsel
Facsimile: (858) 202-9020

Either Party may by like notice specify or change an address to which notices and communications shall thereafter be sent.

10.8 Entire Agreement; Amendment. This Agreement (including the exhibits A: MT Specifications and B: MT Description hereto and the Product Test Protocol referred to herein) sets forth all of the agreements and understandings between the Parties hereto with respect to the subject matter hereof. No amendment, modification or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

10.9 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

10.10 Construction. This Agreement has been negotiated by both Parties and their counsel, and no presumption will be drawn against either Party based on its drafting of any particular provision hereof.

10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates below.

BRUKER DALTONICS, INC.		SEQUENOM, INC.

By:	/s/Michael Schubert	By:	/s/ Harry Stylii
Name:	Michael Schubert	Name:	Harry Stylii
Title:	Executive Vice President	Title:	President and CEO
Date:	November 3, 2006	Date:	November 3, 2006

By:	/s/Illegible
Name:	Illegible
Title:	Vice President
Date:	November 3, 2006

EXHIBIT A

MT Specifications

Item	Specifications
Resolution (FWHM)	[***]

Laser pulse energy	[***]

Final base pressure	[***]

Target position precision	[***]

Mass accuracy (internal cal)	[***]

Mass range	[***]

Laser pulse rate	[***]

***CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

MT Description

Compact bench-top MALDI Time-Of-Flight Mass Spectrometer System consisting of:

•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]
•	[***]

***CONFIDENTIAL TREATMENT REQUESTED